CallidusCloud Announces CFO Retirement and Succession

DUBLIN, CA – (November 15, 2016) – Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today that, on the occasion of his retirement, Chief Financial Officer Bob L. Corey will complete his service with the company on June 30, 2017. He will be succeeded by Roxanne Oulman, who was the company’s Senior Vice President of Finance and Accounting. She will take on CFO responsibilities effective November 15th 2016.

“During Bob’s time with the company we firmly established our model of profitable growth, implemented scalable operating platforms, from cash collection to IT to legal and we completed two follow-on offerings to establish the strongest balance sheet in our history. Bob also recruited and trained a strong bench including his successor,” said Leslie Stretch, President and CEO.

“I’ve been privileged to be a member of our management team over the past few years working together to build a top five SaaS company. Roxanne has been right there with me and I have great confidence in her assuming the CFO role. I will be supporting her ensuring a smooth transition,” said Bob L. Corey EVP, CallidusCloud.

Roxanne Oulman Appointed Executive VP and Chief Financial Officer

“I am delighted to be able to promote our new CFO from within the company, preserving business continuity and the process approach we have established. Roxanne has been instrumental in our development as a SaaS company and has been CFO of a $500 million business in her prior career. She is well known and respected by investors and analysts, our customers and staff,” continued Stretch. “Both Bob and Roxanne will be on the road in New York this week at the Roth conference and I will present with Bob at the Credit Suisse conference, November 30th.”

“I am thrilled to drive CallidusCloud to the next level of growth. This is such an exciting time as CallidusCloud is the clear market leader in sales performance management. I look forward to continuing to capitalize and expand on what we have built over the past few years,” said Roxanne Oulman EVP and CFO, CallidusCloud.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Approximately 5,000 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

©2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Clicktools, SURVE, syncfrog, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc.

###

Press Contacts:
Chris Bucholtz
CallidusCloud
925-251-2200
pr@calliduscloud.com